AGENCY AGREEMENT


          AGENCY AGREEMENT, dated as of September 2, 1999 (this "Agreement"), between THE KINDERCARE REALTY TRUST 1999, a Delaware business trust (the "Lessor"), and KINDERCARE LEARNING CENTERS, INC., a Delaware corporation (the "Construction Agent").


                              Preliminary Statement

          The Lessor and KinderCare Learning Centers, Inc. (the "Lessee") are parties to that certain Lease dated as of the date hereof (as amended, supplemented or otherwise modified, the "Lease"), pursuant to which the Lessee has agreed to lease certain properties from the Lessor (the "Properties").

          The Lessor and the Lessee are also parties to that certain Construction Agreement dated as of the date hereof (as amended, supplemented or otherwise modified, the "Construction Agreement"), pursuant to which the Lessor has agreed, for the benefit of the Lessee, to cause the construction of the Improvements in accordance with the Plans and Specifications.

          Subject to the terms and conditions hereof, (i) the Lessor desires to appoint the Construction Agent as its sole and exclusive agent in connection with the acquisition of the Properties and construction of the Improvements in accordance with the Plans and Specifications and (ii) the Construction Agent desires to assume, for the benefit of the Lessor, each of the Lessor's obligations under the Construction Agreement, including the obligations thereunder to cause the construction of the Improvements in accordance with the Plans and Specifications and such other liabilities and obligations as are herein set forth.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                             SECTION 1. DEFINITIONS

          1.1 Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Annex A to the Participation Agreement dated as of the date hereof among Lessor, Lessee, Investor, Agent and the Lenders.

                  SECTION 2. APPOINTMENT OF CONSTRUCTION AGENT

          2.1 Appointment. Subject to the terms and conditions hereof, the Lessor hereby irrevocably designates and appoints the Construction Agent as its exclusive agent in connection with the acquisition from time to time of the Properties and construction of the

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Improvements in accordance with the Plans and Specifications on such Properties, and pursuant to the terms of the Participation Agreement and the other Operative Agreements.

          2.2 Assumption. The Construction Agent hereby unconditionally assumes, for the benefit of the Lessor, the performance and satisfaction of all of the Lessor's obligations under the Construction Agreement.

          2.3 Supplements to this Agreement. On the Property Closing Date of each Property on which Improvements are to be constructed, the Lessor and the Construction Agent shall each execute and deliver a supplement to this Agreement in the form of Exhibit A to this Agreement, appropriately completed, pursuant to which the Lessor and the Construction Agent shall, among other things, each acknowledge and agree that the construction and development of such Property will be governed by the terms of this Agreement. Following the execution and delivery of a supplement to this Agreement as provided above, such supplement and all supplements previously delivered under this Agreement shall constitute a part of this Agreement.

          2.4 Term. (a) This Agreement shall commence on the date hereof and shall terminate with respect to any given Property upon the earlier to occur of:

             (i) payment by the Lessee of the Termination Value and termination of the Lease with respect to such Property in accordance with Section 16 of the Lease;

             (ii) payment by the Lessee of the Purchase Option Price and termination of the Lease with respect to such Property in accordance with Section 20 of the Lease;

             (iii) the expiration of the Lease with respect to such Property or earlier termination of the Lease upon a sale of such Property pursuant to Section 21.1 of the Lease or otherwise;

             (iv) the Completion Date with respect to such Property; and

             (v) payment by the Construction Agent of the Construction Risk Payment with respect to such Property in accordance with Section 5.4 hereof.

provided, however, that any termination of this Agreement with respect to a Property shall not relieve the Construction Agent from any preexisting obligation with respect to such Property or with respect to any other Property.

          2.5 Scope of Authority. (a) The Lessor hereby expressly authorizes the Construction Agent to, and the Construction Agent shall take all action necessary or desirable for the performance and satisfaction of all of the Lessor's obligations under the Construction Agreement and to fulfill all of the obligations of the Construction Agent, including, without limitation:

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             (i) the right to submit Requisitions under the Credit Agreement and the Participation Agreement and to receive the proceeds of Advances under the Credit Agreement and to receive the same directly from the Agent;

             (ii) the identification of and assistance with the acquisition of Properties in accordance with the terms and conditions of the Participation Agreement provided that such Properties shall be located only within the United States;

             (iii) all design and supervisory functions relating to the construction of the Improvements and performing all engineering work related to the construction of the Improvements;

             (iv) negotiating and entering into all contracts or arrangements to procure the equipment necessary to construct the Improvements on such terms and conditions as are customary and reasonable in light of local standards and practices;

             (v) obtaining all necessary permits, licenses, consents, approvals and other authorizations, including those required under applicable Environmental Laws, from all Governmental Authorities in connection with the development and construction of the Improvements substantially in accordance with the Plans and Specifications;

             (vi) maintaining all books and records with respect to the construction, operation and management of the Properties, including, without limitation, the allocation of the Advances among the Properties so as to maintain an accurate record of each Project Cost; and

             (vii) performing any other acts necessary in connection with the acquisition of the Properties and construction and development of the Improvements in accordance with the Plans and Specifications.

          (b) Neither the Construction Agent nor any of its Affiliates or agents shall enter into any contract which would, directly or indirectly, impose any liability or obligation on the Lessor.

          (c) Subject to the terms and conditions of this Agreement, the Construction Agent shall have sole management and control over the construction means, methods, sequences and procedures with respect to the construction of the Improvements.

          2.6 Delegation of Duties. The Construction Agent may execute any of its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact; provided that no such delegation shall limit or reduce in any way the Construction Agent's duties and obligations under this Agreement.

          2.7 Covenants of the Construction Agent. The Construction Agent hereby covenants and agrees that it will:

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          (a) cause construction of the Improvements on each Property to be prosecuted diligently and continuously in accordance with the Plans and Specifications for such Property and in compliance with all Legal Requirements and Insurance Requirements for use as a child care center;

          (b) cause the Completion Date for such Property to occur on or prior to the Outside Completion Date, free and clear (by removal or bonding) of Liens (other than Permitted Liens or Lessor Liens) or material claims for materials supplied or labor and services performed in connection with the construction of the Improvements;

          (c) pay and discharge any and all Project Costs in connection with the Properties, including, without limitation, the costs of, as applicable, constructing, equipping and furnishing each of the Properties and payment of all real estate taxes, insurance premiums and other items payable prior to Completion of a Property, as the same become due and payable;

          (d) following the Completion Date for each Property use reasonable good-faith efforts to cause all outstanding punch list items with respect to the Improvements on such Property to be completed;

          (e) cause the Improvements on each Property to be constructed for an amount equal to or less than 110% of the Projected Completion Value with respect to such Improvements; and

          (f) comply fully and punctually with all of the terms, covenants and conditions on its part to be complied with under the Construction Agreement.


                           SECTION 3. THE IMPROVEMENTS

          3.1 Amendments; Modifications. (a) The Construction Agent may at any time revise, amend or modify (i) the Plans and Specifications without the consent of the Lessor; provided that any such amendment to the Plans and Specifications does not (x) result in the Completion Date of the Improvements occurring after the Outside Completion Date and/or (y) result in the Project Costs of any Improvements subject to such amendment exceeding either (1) the sum of the then Available Commitments and the then Available Investor Commitment (reduced by the amount, if any, necessary to pay for the cost of construction and development of Improvements on other Properties which are currently under construction but have not yet been completed (such amount, the "Unfunded Amount")) or (2) 110% of the Projected Completion Value with respect to such Improvements, and (ii) the Budget; provided that such revisions, amendments or modifications to the Budget do not result in any increase in the Project Costs greater than either (1) the sum of the then Available Commitments and the then Available Investor Commitment (reduced by the Unfunded Amount) or (2) 110% of the Projected Completion Value with respect to the Improvements.

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          (b) The Construction Agent agrees that it will not implement any revision, amendment or modification to the Plans and Specifications for any Property if the aggregate effect of such revision, amendment or modification would be to reduce the fair market value of the Property when completed, unless such revision, amendment or modification is required by Legal Requirements or Insurance Requirements or unless required to prevent the Improvements from being constructed in violation of Section 8.2 of the Lease.


                           SECTION 4. PAYMENT OF FUNDS

          4.1 Right to Receive Construction Cost. (i) In connection with the acquisition of any Property and during the course of the construction of the Improvements on any Property, the Construction Agent may request that the Lessor advance funds for the payment of Project Costs, and the Lessor will comply with such request to the extent provided for under the Participation Agreement. The Construction Agent and the Lessor acknowledge and agree that the Lessee's right to request funds and the Lessor's obligation to advance funds for the payment of Project Costs is subject in all respects to the terms and conditions of the Participation Agreement and each of the other Operative Agreements.

          (ii) The proceeds of any funds made available to the Lessor to pay Project Costs shall be made available to the Construction Agent or its designee in accordance with the Requisition relating thereto and the terms of the Participation Agreement. The Construction Agent will use such proceeds only to pay the Project Costs set forth in the Requisition relating to such funds.


                          SECTION 5. EVENTS OF DEFAULT

          5.1 Events of Default. If any one or more of the following events (each, as used in this Agreement, an "Agency Agreement Event of Default") shall occur:

          (a) the Construction Agent fails to apply any funds paid by the Lessor to the Construction Agent for the acquisition of the Properties and the construction of the Improvements to the payment of Property Acquisition Costs or Project Costs;

          (b) the Construction Commencement Date with respect to any Improvements does not occur within six (6) months of the Property Closing Date for the Land on which such Improvements are to be located (subject to delay caused by Force Majeure Events, not to exceed three (3) months in the aggregate);

          (c) the Completion Date with respect to any Property shall fail to occur for any reason on or prior to the Outside Completion Date;

          (d) the Construction Agent shall fail to maintain insurance as required by Section 6 hereof; or

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          (e) the Construction Agent shall fail to observe or perform any term, covenant or condition of this Agreement (other than those set forth in Section 5.1(a), (b), (c) or (d) hereof) and such failure shall remain uncured for a period of 30 days after written notice thereof from Lessor, provided that, if such failure is curable but cannot be cured within such thirty-day period, so long as the Construction Agent is diligently taking steps to cure such failure, the Construction Agent shall have an additional period, not to exceed ninety (90) days, in which to cure such failure;

then, in any such event, so long as such event is continuing and subject to
Section 5.3(a) and Section 5.4, the Lessor may, in addition to the other rights and remedies provided for in this Article, terminate this Agreement by giving the Construction Agent five (5) days notice of such termination and upon the expiration of the time fixed in such notice, this Agreement shall terminate and all rights and obligations of the Construction Agent and the Lessor under this Agreement shall cease. The Construction Agent shall pay all costs and expenses incurred by or on behalf of the Lessor, including reasonable fees and expenses of counsel, as a result of any Agency Agreement Event of Default; provided, however, that Construction Agent may cure a default under clause (b), (c), (d) or (e) of Section 5.1 hereof in the event such default relates to a specific Property by (i) purchasing such Property for its Termination Value and (ii) as Lessee, terminating the Lease with respect to such Property in accordance with
Section 19.1 of the Lease within ten (10) Business Days of such Agency Agreement Event of Default.

          5.2 Damages. The termination of this Agreement pursuant to Section 5.1 shall in no event relieve the Construction Agent of its liability and obligations hereunder, all of which shall survive any such termination.

          5.3 Remedies; Remedies Cumulative. (a) If an Agency Agreement Event of Default shall have occurred and be continuing, the Lessor shall have all rights available at law, equity or otherwise. Notwithstanding the foregoing, the Construction Agent shall have the right to cure an Agency Agreement Event of Default hereunder with respect to any given Property by purchasing such Property from the Lessor for the Termination Value for such Property.

          (b) No failure to exercise and no delay in exercising, on the part of the Lessor, any right, remedy, power or privilege under this Agreement or under any other Operative Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          5.4 Limitation on Remedies. Notwithstanding any provision in this Agreement or any other Operative Agreement to the contrary, if an Agency Agreement Event of Default described in Section 5.1(c) or resulting from a default under Section 2.7 hereof shall have occurred (such Agency Agreement Event of Default, a "Construction Risk Event") and no other Event of Default has occurred and is continuing, the Construction Agent shall either (i)(A) arrange for the sale of the applicable Property (a "Non-Completed Property") on behalf of the

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Lessor to a third party in an arms length transaction, such sale to close within
90 days after the occurrence of such Construction Risk Event, and pay to the Lessor an amount (the "Construction Risk Payment") equal to the sum of (1) the Non-Completion Amount for such Non-Completed Property and (2) the net proceeds realized by the Lessor from the sale of such Non-Completed Property (provided that if such sale does not occur within such 90-day period, such sale shall be deemed to have occurred on the 90th day and the net proceeds shall be deemed to be $1.00), but not in excess of the Termination Value for such Non-Completed Property, and shall also pay all costs and expenses attributable to the sale of such Non-Completed Property, including, without limitation, fees and disbursements of counsel to the Lessor and (B) satisfy each of the conditions set forth in Section 10.1 of the Lease; or (ii) purchase such Non-Completed Property from the Lessor for Termination Value for such Non-Completed Property within 90 days after the occurrence of such Construction Risk Event. Any sale of the Non-Completed Property pursuant to clause (A) above shall be subject to the approval of the Agent if the Construction Risk Payment with respect thereto is not equal to or greater than the Termination Value with respect to such Non-Completed Property; provided, however, that no withholding of approval by the Agent shall result in the Construction Agent's liability hereunder for any amount in excess of the NonCompletion Amount. The payment by the Construction Agent of either amount set forth in the first sentence of this Section 5.4 shall satisfy the liability of the Lessee under the Lease for any Lease Event of Default occurring prior to the Completion Date with respect to a Construction Period Property that is caused by an event that is also an Agency Agreement
Event of Default. The limitation of Construction Agent's liability contained in this Section 5.4 shall in no event constitute a limitation on Lessee's liability under Section 12 of the Participation Agreement.


                              SECTION 6. INSURANCE

          The Construction Agent shall procure insurance for the Improvements during the Construction Period in accordance with the following provisions:

          6.1 Public Liability and Workers' Compensation Insurance. The Construction Agent shall procure and carry, commercial general liability insurance for claims for injuries or death sustained by persons or damage to property while on the Properties. Such general liability insurance shall be on terms and in amounts that are no less favorable than insurance maintained by the Construction Agent with respect to similar properties that it constructs. The commercial general liability insurance policy shall be endorsed to name the Lessor, the Trust Company, the Investor, the Agent and the Lenders as additional insureds. Each policy shall also specifically provide that the policy shall be considered primary insurance which shall apply to any loss or claim before any contribution by any insurance which such parties may have in force. The Construction Agent shall, in the operation of the Properties, comply with the applicable workers' compensation laws and protect the Lessor against any liability under such laws.

          6.2 Hazard and Other Insurance. The Construction Agent shall keep, or cause to be kept, the Improvements and building materials insured against loss or damage by fire and other risks on terms and in amounts that are no less favorable than insurance covering other similar properties constructed and developed by the Construction Agent and that are in

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accordance with normal industry practice. Notwithstanding the foregoing, during the Construction Period for any Property, the Construction Agent will maintain builder's risk insurance providing for replacement cost coverage and deductibles not to exceed $1,000 (subject to (i) deductibles described in Section 6.3 with respect to earthquake insurance and (ii) a deductible of the greater of 2% of the value of the Property or $25,000 for flood and coastal wind coverage). So long as no Event of Default has occurred and is continuing, any loss payable under the insurance policy required by this Section will be paid to and adjusted solely by the Construction Agent.

          6.3 Additional Coverage. The Lessor, in its sole discretion, may require the Construction Agent to carry, during the Construction Period, with respect to any Construction Period Property, additional insurance, including broad form fire and casualty and condemnation and earthquake coverage. Notwithstanding the foregoing, during the Construction Period for any Property, the amount of such earthquake insurance shall at all times equal or exceed an aggregate of $5,000,000 for Construction Period Properties, with a deductible of not greater than 2% of the value of the Property or $25,000, whichever is greater, and an aggregate of $15,000,000 for all properties operated by the Company (including the Properties). The Lessor may reasonably request the Construction Agent to revise its determinations regarding probable maximum loss. The Lessor may request, at its sole discretion, that an independent consultant review the Construction Agent's determinations regarding probable maximum loss.

          6.4 Extent of Coverage. The Construction Agent agrees that it shall furnish the Lessor with certificates or, if requested by the Lessor, copies of policies showing the insurance required to be in effect under Sections 6.1(a),
6.2 and 6.3 and naming the Lessor, the Owner Trustee, the Investor, the Agent and the Lenders as additional insureds and showing the mortgagee endorsement in favor of the Agent required by this Section 6.4. All such insurance shall be at the cost and expense of the Construction Agent. Such certificates shall include a provision for 30 days' advance written notice by the insurer to the Lessor in the event of a cancellation of such insurance. The Construction Agent agrees that the insurance policy or policies required by Sections 6.1(a), 6.2 and 6.3 shall include an appropriate clause pursuant to which such policy shall provide that it will not be invalidated should the Construction Agent waive, in writing, prior to a loss, any or all rights of recovery against any party for losses covered by such policy. The Construction Agent hereby waives any and all such rights against the Lessor, the Trust Company, the Investor, the Agent and the Lenders to the extent of payments made under such policies. All property insurance policies required by Section 6.2 and 6.3 shall include a "New York" or standard form mortgagee endorsement in favor of the Agent. The Lessor may carry separate liability insurance, at its own expense, so long as (i) the Construction Agent's insurance is designated as primary and in no event excess or contributory to any insurance the Lessor may have in force which would apply to a loss covered under the Construction Agent's policy and (ii) each such insurance policy will not cause the Construction Agent's insurance required under Section 6 to be subject to a co-insurance exception of any kind. The Construction Agent shall pay as they become due all premiums for the insurance required by Sections 6.1, 6.2 and 6.3, shall renew or replace each policy prior to the expiration date thereof and shall promptly deliver to the Lessor and the Agent certificates for renewal and replacement policies. Notwithstanding anything in this Section 6.4 to the contrary, any insurance which the

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Construction Agent is required to obtain and maintain pursuant to Sections 6.1,
6.2 and 6.3 may be carried under "blanket" and umbrella covering other properties and liabilities of the Construction Agent. Notwithstanding anything contained herein or in any other Operative Agreement to the contrary, the Construction Agent shall have the right to maintain insurance deductibles consistent with its current program.


             SECTION 7. LESSOR'S RIGHTS; CONSTRUCTION AGENT'S RIGHTS

          7.1 Exercise of the Lessor's Rights. Subject to the terms of the Contract Assignment made by the Lessor in favor of the Agent, the Construction Agent hereby acknowledges and agrees that the rights and powers of the Lessor under this Agreement have been assigned to the Agent.

          7.2 Lessor's Right to Cure Construction Agent's Defaults. Upon written notice to the Construction Agent, except in emergencies, the Lessor, without waiving or releasing any obligation or Agency Agreement Event of Default, may (but shall be under no obligation to) remedy any Agency Agreement Event of Default hereunder for the account of and at the sole cost and expense of the Construction Agent. All out of pocket costs and expenses so incurred (including reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by the Lessor, shall be paid by the Construction Agent to the Lessor on demand.


                            SECTION 8. MISCELLANEOUS

          8.1 Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to any Person to be effective shall be in writing (including by facsimile transmission) and shall be deemed to have been duly given or made (a) when delivered by hand, (b) three Business Days after being deposited in the mails, certified or registered with appropriate postage prepaid, (c) one Business Day after delivery to a nationally recognized courier service specifying overnight delivery or (d) in the case of facsimile notice, when sent and receipt has been confirmed, addressed to such Person as indicated:

         If to the Lessor, to it at:

               Wilmington Trust Company
               Rodney Square North
               1100 North Market Street
               Wilmington, Delaware  19890-0001
               Attention: Corporate Trust Administration
               Fax: (302) 651-1000

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         If to the Construction Agent, to it at:

               KinderCare Learning Centers, Inc.
               650 NE Holladay, Suite 1400
               Portland, Oregon  97232
               Attention: Chief Financial Officer
               Fax: (503) 872-1349

         with copies to:

               KinderCare Learning Centers, Inc.
               650 NE Holladay, Suite 1400
               Portland, Oregon  97232
               Attention:  General Counsel
               Fax: (503) 872-1391

               Stoel Rives LLP
               900 SW Fifth Avenue, Suite 2600
               Portland, Oregon  97204
               Attn:  Gary R. Barnum
               Fax: (503) 220-2480

               KinderCare Learning Centers, Inc.
               c/o Kohlberg Kravis Roberts & Co., L.P.
               9 West 57th Street
               New York, NY 10019
               Attention: Nils Brous
               Fax: (212) 750-0003

          From time to time any party may designate a new address for purposes of notice hereunder by notice to each of the other parties hereto.

          8.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Lessor, the Construction Agent and their respective successors and assigns.

          8.3 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          8.4 Amendments and Waivers. The Lessor and the Construction Agent may from time to time, enter into written amendments, supplements or modifications hereto.

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          8.5 Counterparts. This Agreement may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          8.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.7 Headings and Table of Contents. The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       KINDERCARE LEARNING CENTERS, INC.


                                       By: DAN R. JACKSON
                                           -------------------------------------
                                           Name: Dan R. Jackson
                                           Title: Vice President
                                                  Financial Control & Planning


                                       THE KINDERCARE REALTY TRUST 1999

                                       By: WILMINGTON TRUST COMPANY, not
                                           in its individual capacity but
                                           solely as Trustee

                                           By: JILL K. MORRISON
                                               ---------------------------------
                                               Name: Jill K. Morrison
                                               Title: Financial Services Officer